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                                                                      EXHIBIT 99

NEWS BULLETIN                RE:                               Libbey Inc.
                                                               300 Madison Ave.
                                                               P.O. Box 10060
                                                               Toledo, OH  43699
FROM:
  FRB
--------------------------------------------------------------------------------
The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                        AT THE FINANCIAL RELATIONS BOARD:
KENNETH WILKES                         MARILYN WINDSOR         SUZY LYNDE
VP/CFO & TREASURER                     GENERAL INQUIRIES       ANALYST INQUIRIES
(419) 325-2490                         (312) 640-6692          (312) 640-6772

FOR IMMEDIATE RELEASE
 MONDAY, JANUARY 4, 1999


       LIBBEY INC. ANNOUNCES PLAN TO REALIGN PRODUCTION CAPACITY, EXPECTS
             RESTRUCTURING CHARGE OF $20 MILLION IN FOURTH QUARTER

         PLAN EXPECTED TO ADD $0.16 TO $0.18 PER SHARE TO 1999 EARNINGS


TOLEDO, OHIO, JANUARY 4, 1999--Citing opportunities to improve its cost structure and capacity utilization, LIBBEY INC. (NYSE: LBY) has announced plans to realign its production capacity. The plan calls for the closure or sale of its manufacturing and distribution facility in Wallaceburg, Ontario and the realignment of production among its glass manufacturing facilities in the United States and joint-venture in Mexico. The company expects to record a restructuring charge in the fourth quarter of 1998 of approximately $20 million, or 68 cents per share after tax. As a result of the $20 million charge and other expenses related to the realignment plan totaling approximately $7 million, or 24 cents per share after tax, the company expects to record a net loss for the fourth quarter of approximately 47 to 52 cents per share. In the year-ago period, the company recorded net income of 58 cents per share.

CAPACITY REALIGNMENT

The company announced that on December 31, 1998 the Board of Directors of Libbey Inc. approved the capacity realignment plan, which includes reallocating a portion of the current production of the company's Wallaceburg facility to its glassware facilities in the United States to improve its cost structure and more fully utilize available capacity. In addition, a portion of Wallaceburg's production will be absorbed by the company's joint-venture in Monterrey, Mexico, Vitrocrisa. The company will service its Canadian glass tableware customers from its remaining extensive manufacturing and distribution network, which includes locations in Toledo, Ohio, Shreveport, Louisiana and City of Industry, California. The company also announced that it will exit the production of bottleware, a niche, low-margin business for the company.



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In announcing the plan, John F. Meier, chairman and chief executive officer said, " This capacity realignment offers great promise in reducing our cost structure and improving our profitability. We expect it will add $4.5 to $5.0 million to our operating income in 1999, or 16 to 18 cents per share after tax. Opportunities to improve profitability at our domestic facilities by better leveraging existing infrastructure and the availability of capacity at our joint-venture support these changes. In addition, this decision tightens the company's focus on its key glass tableware customers while exiting the manufacturing of low-margin niche glass containers. This realignment will allow us to reduce our costs while meeting the needs and growing with our key customers, investing in the future of our company and providing improving returns to our shareholders."

He added, "While deciding to dispose of an operating facility is not easy, we recognize that increasing demands from customers and competitive pressures require that we reduce costs, improve profit margins and increase the utilization of all of our assets. The result of the plan will be a stronger, more competitive and more profitable Libbey."

FINANCIAL IMPACT

The company expects to report a loss per share in the fourth quarter of 47 to 52 cents, primarily attributable to the restructuring charge. The principal components of the restructuring charge relate to the closure of the Wallaceburg, Ontario facility, including severance benefits, the write-off of assets and equipment disposals.

In addition, the company took steps late in the quarter to improve its financial profile and eliminate redundant assets. These include limiting production to reduce inventories, accelerating maintenance expenditures to increase capacity in 1999 and writing-off obsolete inventory, which together will reduce fourth quarter earnings by approximately $7 million, or 24 cents per share after tax.

The company anticipates an additional charge in the quarter ending March 31, 1999 of approximately $2 million, or 7 cents per share after tax, primarily related to severance benefits at the Wallaceburg facility.

IMPROVED PROFIT STRUCTURE, CASH FLOW

The company also announced its expectation for earnings per share growth for 1999 of 18 to 20 percent, or to $2.50 to $2.55 per share, excluding the effect of restructuring charges. In addition, the company expects to generate in 1999 $30 to $35 million in free cash flow.

Discussing the company's outlook, John F. Meier, chairman and chief executive officer, said, " We expect modest growth in the markets we serve in 1999, as the U.S. economy is expected to be less than robust. We have invested additional selling and marketing resources of approximately $8 million per annum starting late in 1998 to stimulate growth in our key glassware operations, where our growth has been sluggish over the last year. The capacity realignment will improve our cost structure, helping to fund the investments we are making to accelerate our long-term growth potential. We expect that Syracuse China and World Tableware will continue to grow in profit contribution, while equity earnings from Vitrocrisa will be significant, but not as strong as we have experienced."

He added, "We believe the production changes we are implementing and the investments we are making will enhance our ability to provide solid earnings and cash flow growth in an uncertain environment. Solid,


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dependable earnings growth is a focus of Libbey, and the tough decisions we are making now will help us meet that objective for years to come."

The above information includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "expects, " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

 Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican Peso and the earnings and cash flow of the company's joint-venture in Mexico, Vitrocrisa expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per unit increases in the costs for natural gas, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; major slowdowns in the retail, travel or entertainment industries in the United States or Canada; whether the company completes any significant acquisition, and whether such acquisitions can operate profitable.

Libbey Inc.:

-    is the largest producer of glass tableware in North America;

-    is a leading producer of tabletop products for the foodservice industry;

-    exports to more than 100 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, Ohio and Ontario, Canada. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for the foodservice industry in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for the foodservice industry in the United States. In 1997, its net sales totaled $412 million.



     FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
                DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL "LBY."